Exhibit 10.3.3
FIRST AMENDMENT
TO THE
TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.
Teleflex Incorporated (“Company”) maintains the Teleflex 401(k) Savings Plan (“Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

B.	Section 13.02 of the Plan authorizes the Financial Benefit Plans Committee (“Committee”) to amend the Plan in accordance with its charter and bylaws.

C.
In accordance with its delegated authority, the Committee desires to amend the Plan to grant each person who was an active employee of Cartika Medical, Inc. (“Cartika”) immediately prior to September 2, 2016, full credit for purposes of eligibility and vesting under the Plan for his most recent continuous period of service with Cartika.

First Amendment to the Plan

The Plan is hereby amended as follows, effective as of September 2, 2016:

1.	Section 2.01, “Eligibility and Participation,” is hereby amended by adding the following new subsection I.:

“I.
Each person who was an active employee of Cartika Medical, Inc. (“Cartika”) immediately prior to September 2, 2016 shall receive full credit for purposes of eligibility to participate in the Plan for his most recent continuous period of service with Cartika.”

2.	Section 4.01, “Vesting,” is hereby amended by adding the following new subsection M.:

“M.
Vesting — Special Rule with Respect to Cartika Medical, Inc. Each person who was an active employee of Cartika immediately prior to September 2, 2016 shall receive full credit for purposes of vesting under the Plan for his most recent continuous period of service with Cartika.”

3.	All other provisions of the Plan shall remain in full force and effect.

TELEFLEX INCORPORATED

By:     /s/ Cameron P. Hicks
Date:     December 21, 2016

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